Exhibit 4.5

OI EUROPEAN GROUP B.V.

Issuer

and

The Guarantors set forth in Annex A attached hereto

and

Law Debenture Trust Company of New York

Trustee

First Supplemental Indenture

Dated as of December 14, 2012

Supplemental to the Indenture

dated as of March 14, 2007

with respect to the

6 7/8% Senior Notes due 2017

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of December 14, 2012 among OI European Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), the Guarantors (as set forth in Annex A hereto), Law Debenture Trust Company of New York, as trustee under the indenture referred to below (the “Trustee”), Deutsche Bank AG, acting through its London Branch as the principal paying agent and transfer agent (the “Principal Paying Agent and Transfer Agent”) and Deutsche Bank Luxembourg S.A. as Luxembourg transfer agent, listing agent and Luxembourg paying agent and registrar (the “Luxembourg Transfer Agent, Listing Agent, Luxembourg Paying Agent and Registrar”).

W I T N E S S E T H

WHEREAS, the Issuer has executed and delivered to the Trustee an indenture dated as of March 14, 2007 (the “Indenture”), pursuant to which the Issuer has issued $300 million principal amount of 6 7/8% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.01(8) of the Indenture provides that the Issuer, the Guarantors and the Trustee may supplement or amend the Indenture or the Notes, without notice to or the consent of any Holder, in order to conform the Notes, the Guarantees or the Indenture to any provisions of the “Description of Notes” contained in the Offering Memorandum dated March 7, 2007 (the “Description of Notes”) to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Notes, the Guarantees and the Indenture; and

WHEREAS, Section 3.08(a) of the Indenture, Section 6 of Exhibit D-1 to the Indenture and Section 6 of Exhibit D-2 to the Indenture contain a date which is intended to be a verbatim recitation of the second paragraph under the caption “Optional Redemption” in the Description of Notes (the “Optional Redemption Provisions”) and which does not conform to such Optional Redemption Provisions.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1.        Definitions.  For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b)   capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings assigned to them in the Indenture.

SECTION 2.        Amendments.  The Indenture is hereby amended as follows:

(a)   Section 3.08(a) of the Indenture is hereby amended by the deletion of the strike-through text and the insertion of the italicized and underlined text set out below:

On or after March 31, 2012, the Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed

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during the twelve-month period beginning on March 31 of the years indicated below:

Year	Percentage
2012	103.438%
2013	102.292%
2014	101.146%
2015 and thereafter	100.000%

(b)   Section 6 in each of Exhibit D-1 and D-2 of the Indenture, and Section 6 in each of the issued and outstanding Global Notes, is hereby amended by the deletion of the strike-through text and the insertion of the italicized and underlined text set out below:

Except as described below, this Note shall not be redeemable at the Company’s option prior to March 31, 2012.

On or after March 31, 2012, the Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 31 of the years indicated below:

Year	Percentage
2012	103.438%
2013	102.292%
2014	101.146%
2015 and thereafter	100.000%

At any time prior to March 31, 2010, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) issued under the Indenture at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that; (1) at least 60% of the aggregate principal amount of Notes (calculated after giving effect to any issuance of Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OI Inc. and its Subsidiaries); and (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

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At any time prior to March 31, 2012, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date).

SECTION 3.        Effectiveness.  This First Supplemental Indenture supplements the Indenture with respect to the Notes and shall be a part and subject to all of the terms thereof.  Except as supplemented hereby, the Indenture shall continue in full force and effect.

The amendments effected by this First Supplemental Indenture shall take effect on the date that each of the parties hereto shall have executed and delivered this First Supplemental Indenture.

SECTION 4.        NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5.        The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

SECTION 6.        Successors and Assigns.  All agreements of the Issuer and the Guarantors in this First Supplemental Indenture shall bind their respective successors and assigns.  All agreements of the Trustee in this First Supplemental Indenture shall bind its respective successors.

SECTION 7.        Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.        Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 9.        Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed of the date first above written.

Dated: December 14, 2012

OI EUROPEAN GROUP B.V., as Issuer

	By:	/s/ Egbert Rozenberg
	Name:	Egbert Rozenberg
	Title:	Chairman of the Board

	By:	/s/ Johannes Ritmeijer
	Name:	Johannes Ritmeijer
	Title:	Director

On behalf of each entity named on the attached Annex A, in the capacity set forth for such entity on such Annex A.

	By:	/s/ James W. Baehren

James W. Baehren

Signature Page for Supplemental Indenture

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Michael A. Smith
Name:	Michael A. Smith
Title:	Vice President

Signature Page for Supplemental Indenture

Annex A

Name of Entity	Title of Officer Executing on Behalf of Such Entity
ACI America Holdings Inc.	Vice Present and Secretary
Brockway Realty Corporation	Vice Present and Secretary
NHW Auburn, LLC	Senior Vice Present and Secretary of its Sole Member
OI Auburn Inc.	Vice Present and Secretary
OI Australia Inc.	Vice Present and Secretary
OI California Containers Inc.	Vice Present and Secretary
OI Castalia STS Inc.	Vice Present and Secretary
OI General Finance Inc.	Vice Present and Secretary
OI General FTS Inc.	Vice Present and Secretary
OI Levis Park STS Inc.	President
OI Puerto Rico STS Inc.	Vice Present and Secretary
OIB Produvisa Inc.	Vice Present and Secretary
Owens-Brockway Glass Container Inc.	Vice Present and Secretary
Owens-Brockway Packaging, Inc.	Vice Present and Secretary
Owens-Illinois General Inc.	Vice Present and Secretary
Owens-Illinois Group, Inc.	Vice Present, Director of Finance and Secretary
Seagate, Inc.	Vice Present and Secretary
Seagate II, Inc.	Vice Present and Secretary
Seagate III, Inc.	Vice Present and Secretary
Universal Materials, Inc.	Vice Present and Secretary

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